Exhibit 5.3

June 27, 2017

Park-Ohio Industries, Inc.

6065 Parkland Blvd.

Cleveland, Ohio 44124

Re:	Registration Statement on Form S-4 of Park-Ohio Industries, Inc.

Ladies and Gentlemen:

We have acted as special Indiana counsel to Autoform Tool & Manufacturing, LLC, an Indiana limited liability company (the “Indiana Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Park-Ohio Industries, Inc., an Ohio corporation (the “Company”), with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), in respect to (a) up to U.S. $350,000,000 aggregate principal amount of the Company’s 6.625% Senior Notes due 2027 (the “Exchange Notes”) to be offered in exchange for a like principal amount of the Company’s 6.625% Restricted Notes due 2027 originally issued on April 17, 2017 (the “Old Notes”), and (b) the full and unconditional guarantees, on a senior unsecured basis, as to the payment of principal and interest on the Exchange Notes (the guarantee by the Indiana Guarantor, the “Guarantee”) by each of the entities listed in the Registration Statement as guarantors, which includes the Indiana Guarantor (the “Guarantors”), in exchange for the full and unconditional guarantees, on a senior unsecured basis, as to the payment of principal and interest on the Old Notes by the Guarantors. Capitalized terms used in this opinion letter that are not specifically defined herein have the meanings ascribed to them in Exhibit A.

Except as described in this letter, we are not generally familiar with the Indiana Guarantor’s business, records, transactions or activities. Our knowledge of its business, records, transactions, and activities is limited to the information that is set forth below and on Exhibit A and that otherwise has been brought to our attention by a certificate executed and delivered to us by an officer of the Indiana Guarantor in connection with this opinion letter. We have examined copies, certified or otherwise identified to our satisfaction, of the documents listed in the attached Exhibit A, which is made a part hereof. For the purposes of this opinion letter, the documents listed as items 1 and 2 in Exhibit A are hereinafter referred to collectively as the “Transaction Documents” and the documents listed as items 3 through 7 in Exhibit A are hereinafter referred to collectively as the “Authorization Documents”.

In rendering this opinion letter, we also have examined such certificates of public officials, organizational documents and records and other certificates and instruments as we have deemed necessary for the purposes of the opinions herein expressed and, with your permission, have relied upon and assumed the accuracy of such certificates, documents, records and instruments. We have undertaken such examinations and reviews of the laws of the State of Indiana as we deemed relevant for purposes of this opinion letter, but we have not made a review of, and express no opinion concerning, the laws of any jurisdiction other than the State of Indiana and the laws of the United States of general application to transactions in the State of Indiana.

Park-Ohio Industries, Inc.

June 27, 2017

We have relied upon and assumed the truth and accuracy of the representations, certifications, statements and warranties as to factual matters made in the Transaction Documents and the Authorization Documents and have not made any independent investigation or verification of any factual matters stated or represented therein. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts or circumstances or the assumed facts set forth herein, we accept no responsibility to make any such investigation, and no inference as to our knowledge of the existence or absence of such facts or circumstances or of our having made any independent review thereof should be drawn from our representation of the Indiana Guarantor. Our representation of the Indiana Guarantor is limited to the transactions contemplated by the Transaction Documents and other matters specifically referred to us by the Indiana Guarantor.

In addition, and without limiting the foregoing, we have, with your permission and without independent investigation, assumed the following in connection with the opinions rendered below:

(a) The genuineness of all signatures the legal capacity and competency of natural persons executing any of the documents reviewed by us, where applicable (in each case, whether on behalf of themselves or other persons or entities), the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies.

(b) The documents that have been or will be executed and delivered in consummation of the transactions contemplated by the Transaction Documents are or will be identical in all material and relevant respects with the copies of the documents we have examined and on which this opinion is based.

(c) The Authorization Documents are accurate and have not been amended or rescinded.

(d) All official public records (including their proper indexing and filing) furnished to or obtained by us, electronically or otherwise, were accurate, complete and authentic when delivered or issued and remain accurate, complete and authentic as of the date of this opinion letter.

(e) We have not examined and render no opinion regarding any terms, agreements or documents (other than the Transaction Documents) incorporated by reference into the Transaction Documents, and we have assumed, with your permission, that any such terms, agreements or documents so incorporated do not affect the opinions hereby given.

Based on the foregoing and upon such investigation as we have deemed necessary, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, we are of the opinion that:

1. The Indiana Guarantor is a limited liability company organized and, based solely on the Indiana Guarantor’s Certificate of Existence, validly existing under the law of the State of Indiana and no Articles of Dissolution appear as filed in the Secretary of State’s records.

Park-Ohio Industries, Inc.

June 27, 2017

2. The Indiana Guarantor has all requisite limited liability company power and limited liability company authority under the law of the State of Indiana to enter into and deliver the Indenture and the Guarantee and to perform its respective obligations thereunder.

3. The execution and delivery by the Indiana Guarantor of the Indenture and the Guarantee and the performance by the Indiana Guarantor of its respective obligations thereunder have been duly authorized by all requisite limited liability company action on the part of such Indiana Guarantor.

4. The execution and delivery by the Indiana Guarantor of the Indenture and of the Guarantee do not, and the performance by the Indiana Guarantor of the financial obligations thereunder will not, conflict with or violate (a) applicable provisions of Indiana statutory law or regulation or (b) the Indiana Guarantor’s Articles of Organization or Operating Agreement. The opinion expressed herein is limited to those statutes, rules and regulations that a lawyer exercising customary professional diligence would reasonably recognize as being applicable to the Indiana Guarantor and the transactions contemplated by the Transaction Documents.

Each of the opinions set forth above is limited by its terms and subject to the assumptions hereinabove stated and is further subject to the following qualifications, exceptions and limitations, none of which shall limit the generality of any other assumption, qualification, exception or limitation or expand any opinion rendered herein.

A. We have not considered and do not express an opinion with respect to any Federal or state (including Indiana) securities, tax, or antitrust laws and regulations. Our opinions set forth in this letter are expressly subject to the effect of the application of all Federal and state (including Indiana) securities, tax and antitrust laws and regulations.

B. We express no opinion as to the legality, validity, binding effect and/or enforceability of any Transaction Document or of the Exchange Notes.

C. We express no opinion as to whether a subsidiary may guarantee or otherwise be liable for indebtedness incurred by its parent (direct or indirect) (i) where such guarantee is not bona fide under Indiana law, or (ii) to the extent that it has not been determined that such subsidiary has benefited from the incurrence of the indebtedness by its parent (direct or indirect) or if any such benefit is measured other than by the extent to which the proceeds of the indebtedness incurred by its parent (direct or indirect) are, directly or indirectly, made available to such subsidiary for its corporate, limited liability company or other analogous purposes.

D. Our opinion may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally, including without limitation laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Park-Ohio Industries, Inc.

June 27, 2017

E. We express no opinion and make so statements concerning or with respect to any statutes, ordinances, administrative decisions, rules, and regulations of counties, towns, municipalities, and special political subdivisions.

The opinions expressed herein are matters of professional judgment, are not a guarantee of result and are effective only as of the date hereof. We do not undertake to advise you of any matter within the scope of this letter that comes to our attention after the date of this letter and disclaim any responsibility to advise you of any future changes in law or fact that may affect the opinions set forth herein. We express no opinion other than as hereinbefore expressly set forth. No expansion of the opinions expressed herein may or should be made by implication or otherwise.

We hereby consent to the filing of this letter as Exhibit 5.3 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the heading “Legal Matters”. In giving this consent, we do not imply or admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. Subject to the foregoing, this opinion letter is furnished to you and may be relied upon by Jones Day in connection with the filing of the Registration Statement.

Very truly yours,

/s/ Ice Miller LLP

EXHIBIT A

LIST OF DOCUMENTS REVIEWED

1.

Indenture, dated as of April 17, 2017, among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Indenture”), including the Guarantee included therein, and the Notation of Guarantee and the form of Exchange Guarantee attached thereto.

2.	The Registration Statement, including the related prospectus forming a part thereof.

3.	Certificate of Existence of the Indiana Guarantor, issued by the Indiana Secretary of State on June 26, 2017.

4.	Articles of Organization of the Indiana Guarantor as certified by the Indiana Secretary of State on June 26, 2017 (the “Articles of Organization”).

5.

Operating Agreement for the Indiana Guarantor, as amended (the “Operating Agreement”), as certified by an authorized officer of the Indiana Guarantor as of the date hereof, to be a true and complete copy of such Operating Agreement, as amended.

6.	Resolutions adopted by the unanimous written consent of all of the members of the Board of Managers of the Indiana Guarantor with respect to the transactions contemplated by the Transaction Documents.

7.	Certificate of an officer of the Indiana Guarantor, dated the date hereof, as to certain factual matters.